Exhibit 99.5

EPA Certifies AFV Solutions' Propane System for Automobile Engines

Tuesday May 2, 8:00 am ET

Approves Propane Conversion for Ford 4.6-Liter Engines

MESA, Ariz.--(BUSINESS WIRE)--May 2, 2006--AFV Solutions, Inc. (OTCBB:AFVS - News), an alternative fuel vehicle solution provider, has received a certificate of conformity from the U.S. Environmental Protection Agency for its propane conversion system for the 2005 model year Ford Motor Co. 4.6-liter engine. The system allows a vehicle to operate on inexpensive, clean and abundant propane. The AFV Solutions system is the only EPA-certified propane system currently available in the U.S. market for the 2005 Ford 4.6-liter engine. It will be sold as a conversion system, to be installed on the Ford Crown Victoria, Lincoln Town Car and Mercury Grand Marquis automobiles.

"We chose this Ford engine family because the 4.6-liter-equipped Crown Victoria is the fleet vehicle of choice for taxi services, law enforcement, as well as state and federal government agencies throughout the United States," said AFVS President Jeff Groscost. "Fleet operators that retrofit with our system and purchase bulk propane can substantially reduce their fuel costs, often by up to 40 percent, while increasing their vehicles' longevity and reducing maintenance costs."

Groscost also noted that the company is working on a dedicated propane system for the model year 2006, Ford 4.6-liter engine and is committed to acquiring EPA certifications on this platform for subsequent model years.

Building on previous success with the 2003, 2004 and 2005 propane/gasoline bi-fuel certifications, the AFVS dedicated propane system has successfully passed all federal emission and operating standards required by EPA, registering significantly below established emission limits.

AFV Solutions' systems are extremely reliable and are based on a technology platform which has been proven in a commercial application with more than 30 million operating miles in the field.

AFV Solutions will be unveiling their 2005 certified system at the Clean Cities Congress and Expo 2006 (http://www.afvi.org/PhoenixCongress2006/exhibitor.html) next week, May 7th through 10th, in Phoenix. "AFV Solutions, the 'focus on Fleets' sponsor at this year's conference, is excited by the opportunity to show its latest technological addition to the strategies we offer for reducing your dependence on high-priced foreign oil," stated Company president Jeff Groscost, who also serves on the Executive Committee of the Alternative Fuel Vehicle Institute, the host organization for the Clean Cities Conference and Expo.

About AFV Solutions

AFV Solutions, Inc. (OTCBB:AFVS - News), is an alternative fuel vehicle solutions provider, dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to gasoline users through propane and compressed natural gas (CNG) conversions. Utilizing advanced technologies, AFV Solutions provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFV Solutions researchers are also exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications, and developing hybrid electric and hybrid diesel bus applications.

Forward-Looking Statements

The statements in this press release regarding any statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to seeking investment and joint venture candidates, the viability of the alternative fuel industry, ability of AFV to successfully compete in the alternative fuel industry, access to corporate financing, costs, delays and any other difficulties related to AFVS' business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the U.S. Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

AFV Solutions Inc., Mesa

Jeff Groscost, 480-545-2745